Exhibit 2.5

 PRIVATE INSTRUMENT OF TERMINATION OF

TAM S.A. SHAREHOLDERS AGREEMENT

By this private instrument and lawful, parties, on one side,

I.     AMARO & AVIATION PARTICIPAÇÕES S.A., a  company having its registered offices at the city of São Paulo, State of São Paulo, at Rua Julio Diniz, 56 – 9th floor (part), enrolled in the National Registry of Legal Entities/Ministry of Finance [CNPJ/MF] under number 08.720.707/0001-84, herein represented pursuant to its Bylaws by its Director, Mr. Marcos Adolfo Tadeu Senamo Amaro, Brazilian citizen, single, entrepreneur, bearer of identification card [RG] No. 34.476.447-3, issued by SSP/SP and enrolled in the Individual Taxpayer Identification/Ministry of Finance[CPF/MF] under number 319.018.448-89, resident and domiciled in the City of São Paulo, State of São Paulo, in the Rua Dr. Seráfico Assis de Carvalho, 103, Apartment 43, Jardim Guedala, Zip Code 05614-040 (“A&A”);

and, on the other side:

II.   TAM EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a company having its registered offices at the city of São Paulo, State of São Paulo, at Rua Monsenhor Antonio Pepe, No. 397, enrolled in the CNPJ/MF under number 03.168.654/0001-17, herein represented pursuant to its Bylaws by its Directors, Mr. Maurício Rolim Amaro, Brazilian citizen, married, entrepreneur, bearer of identification card No. 12.238.201-8 SSP/SP and enrolled in the CPF/MF under No. 269.303.758-10 and Maria Cláudia Oliveira Amaro, Brazilian citizen, divorced, entrepreneur, bearer of identification card No  12.238.200-6 SSP/SP and enrolled in the CPF/MF under No. 113.879.198-90, both with commercial address at Rua Monsenhor Antonio Pepe, No. 397, city of São Paulo, State of São Paulo,  (“TEP”), and

III.  AGROPECUÁRIA DA NOVA FRONTEIRA LTDA., a company having its registered offices at the city of Ponta Porã, State of Mato Grosso do Sul, at Fazenda Jaguarundy, s/n., left margin of Road BR-463, km 109, enrolled in the CNPJ/MF under number 15.543.176/0001-67, herein represented pursuant to its Bylaws by its Directors, Mr. Maurício Rolim Amaro and Maria Cláudia Oliveira Amaro, as described above (“NF”)

A&A, NF and TEP hereinafter simply and indistinctively referred to as “Shareholder” and jointly referred to “Shareholders”.

and yet in the capacity of consenting intervening party:

IV.  TAM  S.A., a company having its registered offices at the city of São Paulo, State of São Paulo, at Av. Jurandir, n. 856, Lot 04 , enrolled in the CNPJ/MF under number 01.832.635/0001-18, herein represented pursuant to its Bylaws by its Directors, Mr. Marco Antonio Bologna, Brazilian citizen, legally separated, engineer, bearer of bearer of identification card No.  6.391.996 SSP/SP and enrolled in the CPF/MF under No. 685.283.378-04, and Líbano Miranda Barroso, Brazilian citizen, married, economist, bearer of bearer of identification card No  M-2.063.971-SSP/SP, and enrolled in the CPF/MF under No. 421.016.386-49, both with commercial address in the City of São Paulo, Estado de São Paulo, having office at Av. Jurandir, n. 856, Lot 4, Jardim Ceci  (“Company”);

WHEREAS:

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A.    Shareholders executed in August 27th of 2008 an instrument called TAM S.A. Shareholders’ Agreement (hereinafter referred to as “Shareholders’ Agreement”), by which it was set forth, among other provisions, restriction to outstanding shares issued by TAM S.A. and of its ownership;

B.    In June 17th, 2009, Shareholders executed the first amendment to the Shareholders’ Agreement, by which it was set forth, as exception, certain restrictions to the Agreement, a limit within which Shareholders can charge and create liens to certain shares bound by the Shareholders’ Agreement (whereas the Shareholders’ Agreement and its first amendment are hereinafter jointly referred to as “Agreement”); and

C.     Shareholders wish to terminate the Agreement;

Shareholders decide to execute, with the consent of the Company, this present Private Instrument of Termination to the TAM S.A. Shareholders’ Agreement, which shall be governed by the following clauses:

1. By this present Private Instrument, Parties, with the consent of the Company, for all legal purpose and irrevocably terminate the Agreement, remaining only obligations assumed with no effect or value, whether between Parties or before third parties and successors at any title.

2. Parties herein exchange the full, public, general, unchangeable and irrevocable release having nothing further to claim at any title in the present or in the future.

3. This Termination Instrument will be filed in the social network of the Company and it will be object of Relevant Fact disclosure.

4. The Company undertakes to file this present Termination Instrument before Banco Itaú, which is responsible for bookkeeping and custody of the Company’s Share in order to the institution to release shares owned by Shareholders comprised herein.

5. Any and all disputes arising out herein shall be resolved by means of arbitration at the Chamber of Market Arbitration as set out in Article 44, Company’s Bylaw, and shall comply with rules and procedure of such Arbitration Chamber.

In Witness Whereof, Shareholders and the Company cause this present instrument to be signed in four (04) counterparts of equal content and tenor before two witnesses.

São Paulo, March 01, 2011.

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AMARO & AVIATION PARTICIPAÇÕES S.A.

/s/ Marcos Adolfo Tadeu Senamo Amaro

_____________________________________

By. Marcos Adolfo Tadeu Senamo Amaro

TAM EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

/s/ Maurício Rolim Amaro	/s/ Maria Cláudia Oliveira Amaro
By. Maurício Rolim Amaro	By. Maria Cláudia Oliveira Amaro

AGROPECUÁRIA DA NOVA FRONTEIRA LTDA.

/s/ Maurício Rolim Amaro	/s/ Maria Cláudia Oliveira Amaro
By. Maurício Rolim Amaro	By. Maria Cláudia Oliveira Amaro

TAM S.A.

/s/ Marco Antonio Bologna	/s/ Líbano Miranda Barroso
By. Marco Antonio Bologna	By. Líbano Miranda Barroso

Witnesses:

1. /s/ Helena Yuno Yamamoto_________ Name: Helena Yuno Yamamoto RG: 34.454.300-6 CPF/MF: 319.914.688-06	2. /s/ Alalucha Barbosa Ferreira________ Name: Alalucha Barbosa Ferreira RG: 23.325.533-3 CPF/MF: 283.250.668-22

(Signature of Page of the PRIVATE INSTRUMENT OF TERMINATION OF

TAM S.A. Shareholders’ Agreement, executed in March 01, 2011, by Amaro & Aviation Participações S.A., TAM Empreendimentos e Participações S.A. and Agropecuária da Nova Fronteira Ltda., with TAM S.A. as the consenting intervening party)